UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 5, 2014

ASPEN INSURANCE HOLDINGS LIMITED
(Exact name of registrant as specified in its charter)

Bermuda	001-31909	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
141 Front Street
Hamilton HM 19
Bermuda
(Address of principal executive offices)
(Zip Code)
Registrant’s telephone number, including area code: (441) 295-8201
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 5, 2014, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Aspen Insurance Holdings Limited (the “Company”) approved a change to Julian Cusack’s outstanding performance share awards granted in 2011 and 2012 under the Company’s 2003 Share Incentive Plan, as amended. Performance shares are generally subject to a three-year service period with separate annual performance testing for each calendar year during the service period. Any portion of the performance shares earned based on the annual performance share test is deemed “banked” and issued following the completion of the three-year service period. In connection with Mr. Cusack’s anticipated retirement on or about March 31, 2014, pursuant to its authority under the share incentive plan, the Compensation Committee determined that he will be eligible to retain all performance shares “banked” through the date of his retirement and that he will remain eligible to receive the final tranche of each of the performance shares granted to him in 2012, subject to the application of the annual performance share test in 2014, and the restricted stock units granted to him in 2012, which otherwise would have vested in 2015. In making its determinations, the Compensation Committee noted Mr. Cusack’s exceptional service in an unprecedented number of senior executive roles at the Company over the last 10 years, including as our Group Chief Financial Officer, Group Chief Operating Officer and Group Chief Risk Officer, and his many contributions to the Company which have had a direct impact on the Company’s success over the years.

On February 5, 2014, the Compensation Committee also agreed to establish a non-qualified deferred compensation plan (the “Plan”) for the Company’s senior executives located in the United States, including Messrs. Mario Vitale and Brian Boornazian. The Company or an affiliate will make annual contributions to the Plan for the Company’s executive members located in the United States based on a formula determined by the Compensation Committee and participants may also elect to defer a portion of their compensation.

On February 5, 2014, the Compensation Committee also approved an adjustment to the testing conditions of the performance share awards that were subject to the Company’s annual growth in book value per share (“BVPS”) test. For purposes of the annual growth in the diluted BVPS test, diluted BVPS was initially defined as the diluted BVPS, after adding back dividends, as calculated in accordance with the accounting policies and definitions adopted for purposes of preparation of the Company’s annual audited financial statements. The adjustment approved by the Compensation Committee revises the definition of diluted BVPS for purposes of the annual growth in diluted BVPS test for 2013 to adjust for (i) the impact of all of the Company’s 5.625% Perpetual Preferred Income Equity Replacement Securities (the “PIERS”) retired during the second quarter of 2013 and (ii) the variance between the Company’s assumptions of the price at which it would execute its share repurchase program in 2013 against the price at which it actually repurchased its ordinary shares. As a result of the 28.8% increase in the Company’s share price in 2013, which adversely impacted the Company’s BVPS, the Company purchased a smaller quantity of ordinary shares than anticipated.

The Compensation Committee approved the adjustment to ensure that the Company’s officers would not be penalized as a result of the increase in the Company’s ordinary share price, which benefited the Company and its shareholders, or as result of the impact on the Company’s diluted BVPS as a result of the retirement of the PIERS. Each of these factors were regarded by the Compensation Committee as sufficiently unusual or outside the control of the Company’s management and therefore justified adjusting the BVPS test applicable to the 2013 tested performance share awards. As a result, after consideration of all factors involved, including the importance of retaining key talent, the Compensation Committee believed it was appropriate to make the above-described adjustments. The adjustments resulted in a vesting of approximately 32% of one-third of each of the 2012 and 2013 performance share awards that are subject to the 2013 BVPS test.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPEN INSURANCE HOLDINGS LIMITED (Registrant)

Dated: February 11, 2014	By:	/s/ John Worth
	Name:	John Worth
	Title:	Chief Financial Officer

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